UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The unaudited pro forma condensed combined financial statements contained herein have been derived by combining Patrick Industries, Inc.’s (“Patrick”) and Adorn Holdings, Inc.’s, (“Adorn”) consolidated balance sheets as of March 31, 2007, and statements of operations for the year ended December 31, 2006, and the three month period ended March 31, 2007. Pro forma adjustments are based on preliminary estimates and assumptions. The unaudited pro forma condensed combined balance sheet and statements of operations do not purport to represent what the financial position or results of operations actually would have been if the acquisition had occurred as of such dates, or what results will be for any future periods.

The acquisition of Adorn will be accounted for under the purchase method of accounting in accordance with Statement of Financial Accounting Standards No. 141 “Business Combinations”. Under the purchase method of accounting, the total estimated purchase price is allocated to the net tangible and identifiable intangible assets acquired in connection with the acquisition, based on their respective estimated fair values. The unaudited pro forma condensed combined financial information has been prepared based on preliminary estimates of fair values and is subject to the finalization of the business appraisal. Amounts preliminarily allocated to tangible and intangible assets with definite lives may change, which could result in a material change in amortization of such assets. Therefore, the actual amounts recorded as of the completion of the acquisition could differ materially from the information presented in the unaudited pro forma condensed combined financial statements. The impact of ongoing integration activities, the timing of completion of these activities, and other changes in Adorn’s net tangible and intangible assets as well as liabilities assumed could cause material differences from the information presented.

The unaudited pro forma condensed combined financial statements do not include any adjustments for liabilities that may result from integration activities (as management of Patrick and Adorn are in the process of making these assessments, and estimates of these costs are not currently known) nor do they assume any cost savings or synergies. However, liabilities ultimately may be recorded for severance costs related to Adorn’s employees, costs of vacating certain facilities of Adorn, or other costs associated with exiting activities of Adorn, which would affect amounts presented. Certain of such liabilities could result in an adjustment to the purchase price that would affect the amount of goodwill to be recorded. In addition, Patrick may incur significant restructuring charges upon completion of the integration, or in subsequent quarters for severance costs related to Patrick employees, costs of vacating certain facilities of Patrick, or other costs associated with exiting activities of Patrick. Any such restructuring charges would be recorded as an expense in the consolidated statement of operations in the period in which they are incurred.

Patrick Industries, Inc.
Unaudited Pro Forma Condensed Combined Balance Sheet
March 31, 2007
(dollars in thousands)

	Patrick Historical	Adorn Historical	Pro Forma Adjustments		Pro Forma Combined
ASSETS					
CURRENT ASSETS:					
Cash and cash equivalents	$ 455	$ 27	$ 101,122	A	$ -
			(101,604)	B	
Trade receivables	23,351	11,931	-		35,282
Inventories	42,754	15,252	207	C	58,213
Prepaid expenses and other	1,342	1,323	-		2,665
Deferred tax assets	953	815	-		1,768
Total current assets	68,855	29,348	(275)		97,928
PROPERTY AND EQUIPMENT, net	46,627	6,897	5,782	D	59,306
GOODWILL	-	37,506	(37,506)	E	28,570
			28,570	F	
IDENTIFIABLE INTANGIBLE ASSETS		136	(136)	G	39,370
			39,370	H	
OTHER	3,011	-	1,800	I	4,811
Total assets	$ 118,493	$ 73,887	$ 37,605		$ 229,985
LIABILITIES AND SHAREHOLDERS' EQUITY					
CURRENT LIABILITIES:					
Current maturities of long-term debt	$ 3,217	$ 1,500	$ (1,500)	J	$ 5,350
			(1,667)	K	
			3,800	N	
Short-term borrowings	10,000	-	(8,878)	L	1,122
Accounts payable	13,769	10,538			24,307
Accrued liabilities	2,457	4,401	1,200	M	8,058
Total current liabilities	29,443	16,439	(7,045)		38,837
LONG-TERM DEBT, less current maturities	20,339	28,159	(28,159)	J	94,125
			71,200	N	
			(11,389)	K	
			13,975	O	
PUT WARRANTS	-	3,749	(3,749)	P	-
DEFERRED INCOME TAXES	3,046	3,319	14,168	Q	20,533
Total liabilities	52,828	51,666	49,001		153,495
SHAREHOLDERS' EQUITY					
Common stock	20,438	21,947	(21,947)	R	31,263
			10,825	S	
Accumulated other comprehensive income	33	-	-		33
Stock subscription receivable	-	(204)	204	T	-
Accumulated paid in capital	183	-	-		183
Retained earnings	45,011	478	(478)	U	45,011
Total shareholders' equity	65,665	22,221	(11,396)		76,490
Total liabilities and shareholders' equity	$ 118,493	$ 73,887	$ 37,605		$ 229,985

See accompanying notes to unaudited pro forma condensed combined financial statements.

See accompanying notes to unaudited pro forma condensed combined financial statements.

See accompanying notes to unaudited pro forma condensed combined financial statements.

Patrick Industries, Inc.

Notes to unaudited pro forma condensed combined financial statements as of March 31, 2007 and for the year ended December 31, 2006 and for the three months ended March 31, 2007

(dollars in thousands, except per share information)

Note 1. Estimated Purchase Price

These unaudited pro forma condensed combined financial statements reflect a preliminary allocation of the purchase price as if the transaction had been completed on March 31, 2007 with respect to the balance sheet presented, and as of the beginning of 2006 with respect to the statements of operations presented for the year ended December 31, 2006 and for the three months ended March 31, 2007. The preliminary allocations are subject to change based on finalizing fair values of tangible and intangible assets acquired and liabilities assumed. The estimated purchase price was determined as follows:

Purchase Price Calculation:

Allocation of Purchase Price:

The preliminary allocation of the estimated purchase price is based on the estimated fair values of Adorn’s assets acquired and liabilities assumed in the acquisition. Purchase price allocations to net identifiable tangible and intangible assets acquired, and to goodwill are as follows:

(1)

Long-lived tangible assets and identifiable intangible assets are based on preliminary calculations and should not be considered final conclusions of value. All such assets have been assigned preliminary estimated useful lives used to compute pro forma amortization charges included in the accompanying unaudited pro forma condensed combined statements of operations.

(2)	Includes deferred taxes acquired and adjusted for in purchase accounting.
(3)	The excess of the purchase price over the estimated fair value of identifiable net assets acquired has been classified as goodwill.

Financing:

The acquisition was funded through both debt and equity financing, which was structured to provide additional liquidity to facilitate the combined companies’ future growth plans and working capital needs. Patrick has entered into a syndication for a senior credit facility comprised of a $35,000 revolving credit loan and a $75,000 term loan that includes eight banking partners with JP Morgan Chase Bank, N.A. as the Administrative Agent. Additional financing for the acquisition was provided by Tontine Capital Partners, L.P. and its affiliates (“Tontine”). Tontine, a significant shareholder of Patrick, purchased 980,000 shares of Patrick common stock in a private placement at a purchase price of $11.25 per share and provided additional interim debt financing in the form of senior subordinated notes for approximately $14,000.

Note 2: Unaudited Pro Forma Condensed Combined Balance Sheet Adjustments

A	Cash proceeds from debt and equity financing are as follows:

B	Cash paid for acquisition of Adorn and other uses of funds are as follows:

C	Fair market value adjustment to inventory.

D	Adjust property, plant and equipment to estimated fair values. Final appraisals will be performed which may result in changes to preliminary estimates.

E	Eliminate Adorn’s historical goodwill.

F

To record the excess purchase price over the fair value of identifiable net assets acquired that will be recorded as goodwill. The adjustment includes estimated transaction costs of approximately $1,000.

G	Eliminate Adorn’s historical intangible assets.

H

To record the estimated fair value of the acquired identifiable intangible assets based on a preliminary appraisal. The amount of intangible assets, estimated useful lives and amortization methodologies are subject to completion of the final appraisal. Preliminary classifications of intangible assets are as follows:

I	To record deferred financing costs of approximately $1,800 associated with the transaction. These costs will be amortized over for a period of five years representing the life of the credit facility.

J	Repayment of Adorn debt of $29,659 upon closing of transaction.

K	To record the payment of the balance of the Patrick term note of approximately $13,056 in conjunction with the new financing package which was put in place.

L

To record the payment of the balance of the Patrick revolving credit loan of approximately $10,000 in conjunction with the new financing package, and borrowings on the new revolving credit loan of approximately $1,122 at the date of the acquisition.

M	To accrue estimated total transaction costs of $1,200, including direct acquisition costs of approximately $1,000 and equity issuance costs of approximately $200.

N	To record newly issued senior debt in the form of a $75,000 term loan including current maturities of approximately $3,800.

O	To record subordinated debt to Tontine Capital Partners, LP, and Tontine Overseas Master Fund LP of $13,975.

P	To reflect the liquidation of the Adorn put warrants from the aggregate purchase price.

Q	Adjust deferred taxes for purchase accounting.

R	Eliminate Adorn’s historical common stock outstanding.

S

To record private placement of 980,000 shares of common stock, no par value, issued at $11.25 per share, net of estimated equity issuance costs of approximately $200, in private placement to Tontine Capital Partners, LP and Tontine Overseas Master Fund LP. Funds used from this private placement were used to finance the acquisition of Adorn.

T	To reflect payment of Adorn’s historical stock subscription receivable.

U	Eliminate Adorn’s historical retained earnings.

Note 3:	Unaudited Pro Forma Condensed Combined Statements of Operations Adjustments

A

To record additional depreciation expense related to the fair value adjustment to property, plant and equipment. Depreciation is calculated on the fair value adjustment using the straight-line method over a period of 10 years. For purposes of the pro forma adjustments presented, depreciation is assumed to be charged entirely to cost of goods sold. Upon completion of final asset appraisals and classifications, actual depreciation may differ from this calculation and may be charged to other expense classifications.

B	To adjust cost of goods sold for assumed sale of inventory adjusted to fair market value in purchase accounting.

C

To record amortization expense related to the estimated values of acquired identifiable finite-lived intangible assets, using average estimated lives ranging from five to nineteen years. For purposes of pro forma adjustments presented, amortization is assumed to be charged entirely to selling, general and administrative expense. Upon completion of final intangible asset appraisals and classifications, actual amortization may differ from this calculation and may be charged to other expense classifications.

D	Eliminate Adorn’s historical interest expense

E

To eliminate Patrick’s historical interest expense on its term note and revolver, and record the interest expense adjustment on its new $75,000 term loan at an estimated LIBOR rate of 5.32% (rate at closing) plus 250 basis points.

F	To record amortization of deferred financing fees associated with the transaction. These fees are being amortized to interest expense over a period of five years.

G	To record interest expense on approximately $13,975 of subordinated debt payable to Tontine Capital Partners, LP and Tontine Overseas Master Fund, LP at 9.50%.

H	Eliminate Adorn’s historical put warrant fair market value adjustment and refinancing fees consistent with pro forma adjustments to the combined Company’s capital structure.

I	To record tax effects of pro-forma adjustments at a 38% combined federal and state tax rate, excluding permanent differences.

J	To record issuance of 980,000 shares of common stock in private placement to Tontine Capital Partners, LP, and Tontine Overseas Master Fund, LP.